EXHIBIT (a)(1)(F)

Confirmation E-mail to Employees who Elect to Participate in the

Offer to Amend Certain Options

Integrated Silicon Solution, Inc. has received your election form, by which you elected to have certain eligible options amended and, if applicable, to receive cash payments, subject to the terms and conditions of the offer.

If you change your mind, you may withdraw your election as to some or all of your eligible options by submitting a properly completed and signed withdrawal form before 5:00 p.m., Pacific Time, July 18, 2007, via fax, hand delivery, or e-mail to:

Eve Lai

Integrated Silicon Solution, Inc.

Fax: (408) 969-4621

E-mail: elai@issi.com

Only responses that are complete, signed and actually received by Eve Lai by the deadline will be accepted. Responses submitted by any other means, including hand delivery, are not permitted. If you have questions about any of the forms or would like to request additional copies of the Offer to Amend, contact Eve Lai at phone number (408) 969-4621. If you have questions about the terms of this offer affecting your options, please direct them to Eve Lai at the number above.

Please note that our receipt of your election form is not by itself an acceptance of the options for amendment. For purposes of the offer, ISSI will be deemed to have accepted options for amendment that are validly tendered and not properly withdrawn by you as of when ISSI gives oral or written notice to the option holders generally of its acceptance for amendment of such options, which notice may be made by press release, e-mail, or other method of communication. ISSI’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the offer period.

This notice does not constitute the Offer to Amend. The full terms of the offer are described in received (1) the Offer to Amend Certain Options (the “Offer to Amend”); (2) the e-mail from Eve Lai, dated June 14, 2007; (3) this election form; (4) the withdrawal form; (5) the presentation by Integrated Silicon Solution, Inc. describing the Offer to Amend; and (6) your personalized addendum containing information regarding your eligible option(s). You may also access these documents, except your personalized addendum, through the U.S. Securities and Exchange Commission’s website at www.sec.gov. You may receive a copy of your personalized addendum by contacting Eve Lai at phone number (408) 969-4621.

Confirmation E-mail to Employees who Withdraw their Stock Options from the

Offer to Amend Certain Options

Integrated Silicon Solution, Inc. has received your withdrawal form, by which you withdrew your prior acceptance of ISSI’s offer to amend your eligible outstanding options.

If you change your mind, you may once again elect to amend some or all of your eligible options by completing and signing the election form which was previously provided to you, and submitting it before 5:00 p.m., Pacific Time, July 18, 2007, via fax, hand delivery, or e-mail to:

Eve Lai

Integrated Silicon Solution, Inc.

Fax: (408) 969-4621

E-mail: elai@issi.com

Only responses that are complete, signed and actually received by Eve Lai by the deadline will be accepted. Responses submitted by any other means, including hand delivery, are not permitted. If you have questions about any of the forms or would like to request additional copies of the Offer to Amend, contact Eve Lai at phone number (408) 969-4621. If you have questions about the terms of this offer affecting your options, please direct them to Eve Lai at the number above.

This notice does not constitute the Offer to Amend. The full terms of the offer are described in received (1) the Offer to Amend Certain Options (the “Offer to Amend”); (2) the e-mail from Eve Lai, dated June 14, 2007; (3) this election form; (4) the withdrawal form; (5) the presentation by Integrated Silicon Solution, Inc. describing the Offer to Amend; and (6) your personalized addendum containing information regarding your eligible option(s). You may also access these documents, except your personalized addendum, through the U.S. Securities and Exchange Commission’s website at www.sec.gov. You may receive a copy of your personalized addendum by contacting Eve Lai at phone number (408) 969-4621.